Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) is made and entered into by and between Nanosphere, Inc. (the “Company”) and Tim Patno (“Employee”) (collectively, “the Parties”).

This Agreement sets forth the terms and conditions pursuant to which the Employee is separating from employment with the Company.

Separation of Employment. In consideration of the foregoing, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Employee shall separate from employment with the Company effective April 22, 2013 (the “Separation Date”). The period of time between the date of this Agreement and the Separation Date is referred to herein as the “Remaining Employment Term.”

Compensation During Remaining Employment Term. During the Remaining Employment Term, Employee shall continue to receive his base salary (the “Base Salary”) at the rate in effect on the date of this Agreement, and shall continue to participate in all employee benefit plans in accordance with their terms. As soon as practical following the Separation Date, Employee shall receive any unpaid Base Salary accrued through the Separation Date, and payment for earned but unused vacation time in accordance with the Company’s established payroll practices. Effective as of the Notice Date, Employee is no longer authorized to incur any reimbursable business expenses without the prior written consent of the Chief Executive Officer of the Company. Employee acknowledges that he is not entitled to any additional compensation from the Company with respect to his employment, except as otherwise provided herein, including any annual or other performance bonuses.

Severance Pay. Provided that Employee (i) remains in employment through the Separation Date, (ii) complies with all of his obligations under this Agreement, including without limitation those set forth in Section 4, (iii) if this Agreement is signed by Employee prior to the Separation Date, executes and delivers to the Company the Supplemental Release attached hereto as Exhibit A on a date that is not earlier than the Separation Date and not later than 21 days after the Separation Date, and (iv) does not revoke either this Agreement or the Supplemental Release, if applicable, then the Company will pay to Employee as severance pay (the “Severance Pay”) on each regular payroll date commencing with the first payroll date following the Separation Date and ending on the last payroll date that occurs on or before December 31, 2013, an amount equal the amount of Base Salary (prior to any deductions) that the Employee would have received if he were still employed by the Company. Each installment of Severance Pay, if earned, shall be paid on the applicable payroll date (or, if later, the date on which the Employee’s right to revoke this Agreement or the Supplemental Release expires), shall be subject to all applicable tax withholding, and shall constitute a separate “payment” for purposes of §409A of the Internal Revenue Code.

Obligations of Employee. During the period commencing with the date of this Agreement and ending on December 31, 2013 (or such later date as may be provided below), Employee shall:

(a)	Employee shall download and transfer to the Company of all technical and relevant files both paper and electronic relating to all Company matters within Employee’s control

(b)	Employee shall furnish reports as require by the Company providing full disclosure of all projects currently in process in all of Employee’s areas of responsibility.

(c)

Employee shall fully cooperate in transitioning all of Employee’s responsibilities to persons designated by the Company, including but not limited to any open aspects of FDA or related documentation related to submissions or inspection.

(d)

Until the second anniversary of the Separation Date, Employee shall not solicit, aid or induce any person who, at any time during Employee’s employment by the Company, was an employee, representative or agent of the Company or any of its subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent.

(e)

At all times during the Remaining Employment Term and thereafter, Employee shall not make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, members, agents or products; provided that the foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(f)

Comply with all remaining provisions of this Agreement, including without limitation those contained in Sections 11 (relating to return of property) and 12 (relating to unauthorized use of proprietary information).

Employee’s right to the Severance Pay is expressly conditioned upon Employee’s continued compliance with each of the obligations set forth above. Prior to each payroll date through December 31, 2013, Employee’s continued compliance with such obligations shall be reviewed by the Company’s Chief Executive Officer, in consultation with the Company’s Chief Financial Officer and Human Resources Manager, and no

Severance Pay shall be paid on any payroll date unless the Chief Executive Officer has determined that Employee is in compliance with such obligations. If at any time the Company determines that the Employee is not in compliance with these obligations, Employee’s right to the Severance Pay shall immediately terminate, and Employee may be required to repay any Severance Pay he has previously received, except that the Company may permit the Employee to retain $500.00 of the Severance Pay which shall be consideration for Employee’s release of claims and covenant not to sue as set forth below.

Group Health Insurance Benefits. Employee will not earn any benefits under, and will not participate in, any Company benefit plans or programs following the Separation Date. Notwithstanding the foregoing, Employee shall have whatever rights may exist under COBRA to continue to participate in the Company’s group health insurance plan following the Termination Date, provided he elects to continue such coverage at his expense in a timely manner and complies with all established terms and conditions for such continuation of coverage.

Equity. Vesting and exercisability of all outstanding stock options, shares of restricted stock, and other equity grants to Employee shall be governed by the terms of the respective equity grant agreement or plan.

No Further Obligations. Except for the obligations expressly set forth in this Agreement, the Company shall make no further payments or contributions on behalf of the Employee or Employee’s family members, whether for salary, vacation, sick days, life insurance, long term disability insurance or any other form of insurance or for any other compensation or benefits following the Separation Date.

General Release.

(a) General Release of Employee Claims. For and in consideration of the Severance Pay, and the other covenants of the Company made herein, Employee agrees that by executing this Agreement Employee does hereby, on behalf of Employee, Employee’s heirs, executors, administrators, representatives, successors and assigns, irrevocably and unconditionally release and forever discharge the Company, all affiliated or related entities, successors, predecessors, assigns or representatives, and any present and former officers, directors, trustees, board members, employees, agents, attorneys, and insurers, and all persons acting for, by, through, under or in concert with any of them (hereinafter “Released Parties”), of and from any and all claims, demands, liabilities, actions, causes of action, rights, obligations, suits, debts, accounts, claims for attorneys’ fees, interest, expenses and costs, damages, judgments, and executions of any nature whatsoever (collectively, “Claims”), which Employee, Employee’s heirs, executors, administrators, representatives, successors, or assigns, had, now have, or may hereafter have, from the beginning of time to the date hereof, against any of the Released Parties, whether based on federal or state statute, common law, rule or regulation, whether in law or in equity, contract or tort, whether liquidated or unliquidated, whether known or unknown, related to Employee’s employment with the Company and/or the termination therefrom. This general release includes but is not limited to Claims arising out of or in connection with: (i) any allegation that the Company wrongfully or unlawfully terminated, discharged, or laid off Employee; (ii) any allegation of violation of the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Acts of 1866, 1871, and 1991, including Sections 1981 and 1983 of the Civil Rights Act, the Worker’s Adjustment and Retraining Notification Act, the National Labor Relations Act, the Rehabilitation Act of 1973, the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002, the Illinois Human Rights Act, and the Illinois Whistleblower Act; (iii) any allegation of defamation, intentional or negligent infliction of emotional distress, workplace harassment, discrimination, or retaliation, invasion of privacy, violation of public policy, negligence, or any other tort; (iv) any allegation of a breach of any contract of employment, express or implied, or of a violation of any Company policy or procedure, the provisions of the Constitution of the United States or of any other state, and/or any other law, rule, regulation or ordinance pertaining to employment and/or the termination of employment; and/or (v) any other statutory or common law cause of action.

(b) Nature of Release. The release contained in this Section 8 is a GENERAL RELEASE and any reference to specific Claims arising out of Employee’s employment or its termination is not intended to limit this release of Claims. Employee acknowledges and understands that he may later discover facts in addition to or different from those he currently knows or believes to be true regarding rights or Claims covered by this release. In signing this Agreement, Employee nonetheless intends to give up all rights and Claims covered by the release, whether known or unknown, suspected or unsuspected.

(c) Exclusions from Employee Release. Excluded from the release above are rights and Claims which cannot be waived by law, including Claims for workers’ compensation, unemployment compensation, accrued and vested retirement benefits, and Claims arising after the date on which this Agreement is signed. Also excluded from the release are Employee’s rights to file a charge with an administrative agency (such as the U.S. Equal Employment Opportunity Commission) or participate in an agency investigation. Employee is, however, waiving all rights to recover money or other individual relief in connection with any administrative charge filed by Employee or any other person or entity.

Covenant Not To Sue. A “covenant not to sue” is a legal term which means the Employee and the Company each promises not to file a lawsuit in court. It is different from the release contained in Section 8 above. Besides releasing Claims covered by that release, Employee agrees never to sue any of the Released Parties in any forum for any reason covered by the release. Notwithstanding this Covenant Not To Sue, the Employee may bring a claim against the Company to enforce this Agreement or to challenge its validity under the Age Discrimination in Employment Act. If Employee sues a Released Party in violation of this Agreement, Employee: (i) shall be liable to the Released Party for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit; or alternatively (ii) the Company can require the Employee to return all but $500.00 of the Severance paid to him under this Agreement. In that event, the Company shall be excused from any remaining obligations that exist solely because of this Agreement.

No Admission. Employee understands and agrees that the payment of monies and other consideration set forth in this Agreement does not constitute an admission of liability or violation of any applicable law, regulation, or agreement, and in fact the Released Parties expressly deny any such liability or violation.

Return of Property. Employee agrees, to the extent Employee has previously failed to do so, to return immediately all documents, reports, files, financial information, customer lists, keys, credit cards, keycards, employee identification cards, pagers, remote computer access tokens, computers, programs, software and discs, including, but not by way of limitation, those programs, software, and discs generated during Employee’s employment with the Company, and all other items which are the property of the Company, or contain information which belongs to the Company or any of the Released Parties. Employee agrees that Employee will not retain any copies, duplicates, reproductions or excerpts of any of the foregoing.

Proprietary Information. Employee hereby agrees that Employee shall not use for Employee’s own benefit or for the benefit of any third party, nor shall Employee disclose to any third party any proprietary, non-public, or otherwise confidential information of or regarding the Company or its operations, products, manufacturing processes or procedures, services, financial information, data, or reports, pricing, customers, prospective customers, suppliers, or employees, computer programs, marketing information and procedures, including but not limited to sales, pricing policies, operational methods, business plans and plans for future development, and other business information which is not readily available to the public.

Company’s Right to Interpret. The Company shall have the sole authority and discretion to interpret the terms of this Agreement, and any determination made in good faith by the Company related to this Agreement, including without limitation whether the Employee has breached any his obligations hereunder, shall be final and binding on all parties to the maximum extent permitted by applicable law.

No Reemployment. Employee agrees to waive any employment rights with any of the Released Parties that Employee might otherwise have now or in the future, including reinstatement or reemployment. Employee agrees that Employee will not apply for employment with the Company or with any of its divisions, subsidiaries, or successors, at any time in the future.

Prior Charges or Complaints. Employee represents that if Employee has filed, with any administrative agency or court, any complaint or charge against the Company or any of the Released Parties involving any events up to and including the date of this Agreement, Employee has disclosed such complaint or charge, in writing, to the Company’s Human Resources Department.

Non-Assignment. Employee represents that Employee has not assigned or otherwise transferred to any party any claim that is being released pursuant to this Agreement.

Outstanding Expenses and Other Advances. Employee represents that Employee has submitted all outstanding expenses and has cleared all advances. Employee acknowledges that any advances that are unaccounted for shall be offset against the Severance Pay described above.

No Other Promises. Employee represents that in executing this Agreement, no promise or inducement has been made to Employee except as set forth in this Agreement and that Employee is entering into this Agreement without any threat or coercion and without reliance on any statement or representation, written or oral, made by any person representing the Company, except as expressly set forth in this Agreement.

Entire Agreement. This Agreement constitutes the entire and complete agreement between the parties. No other promises or agreements, either express or implied, shall be binding unless in writing and signed by all parties.

Severability. Each of the terms of this Agreement is deemed severable in whole or in part and if any term or provision, or the application thereof, in any circumstance should be illegal, invalid, or unenforceable, the remaining terms and provisions shall not be affected thereby and shall remain in full force and effect.

Governing Law. Except to the extent preempted by federal law, this Agreement is made and entered into in the State of Illinois and in all respects the rights and obligations of the parties shall be interpreted, enforced, and governed in accordance with the laws of the State of Illinois which are applicable to contracts made and to be performed in that state and without regard to the principles of conflict of laws. Any and all lawsuits, legal actions or proceedings against either party arising out of this Agreement or Employee’s employment with the Company shall be brought in any court of appropriate jurisdiction sitting in the City of Chicago, Illinois and each party hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suit, legal action or proceeding. Each party hereby irrevocably waives any objection it may now have or hereafter have to this choice of venue of any suit, legal action or proceeding in any such court and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum.

Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their legal representatives, transferees, successors and assigns.

Employee Acknowledgement. Employee acknowledges that Employee has entered into this Agreement freely and voluntarily, and that Employee has had adequate time to read this Agreement and to consult with Employee’s attorney on its terms and to reflect upon the consequences of Employee’s execution thereof. Employee acknowledges that the Company offered Employee twenty-one (21) days within which to consider this Agreement, and that the Company advises Employee to consult with an attorney prior to executing this Agreement. The Parties agree that the twenty-one day period started on the date that Employee first received this Agreement from the Company, and that any changes made to the Agreement since that date, whether material or immaterial, have not restarted the running of the twenty-one day period.

Within seven (7) days following Employee’s execution of the Agreement, Employee may revoke his release of claims contained in Section 8 and his covenant not to sue contained in Section 9, and this Agreement shall not become effective or enforceable until this seven-day revocation period has expired. Any such revocation must be in writing and either delivered by hand within such seven-day period, or deposited in the United States mail, with proper first class postage pre-paid, and postmarked by the end of the seven-day period, and in either case addressed to Michael K. McGarrity, President and Chief Executive Officer at Nanosphere, Inc., 4088 Commercial Avenue, Northbrook, Illinois, 60062. In the event Employee exercises Employee’s right of revocation, Employee will not be entitled to receive the Severance Pay, and will not be bound by either his release of claims contained in Section 8 or his covenant not to sue contained in Section 9, but the remaining provisions of this Agreement shall remain in full force and effect.

[Signatures on Following Page]

NANOSPHERE, INC.		[EMPLOYEE NAME]

By:	/s/ Michael K. McGarrity	/s/ Tim Patno
Michael K. McGarrity
	President and CEO	Dated: April 23, 2013

Dated: April 22, 2013

EXHIBIT A

INSTRUCTIONS: This Supplemental Release is required only if the Severance Agreement and General Release (the “Release”) between Nanosphere, Inc. (the “Company”) and                     (the “Employee”) is signed prior to the “Separation Date”, as defined therein. If the Release is signed prior to the Separation Date, then, in order to receive the Severance Pay described in the Release, the Employee must sign this Supplemental Release and return it to the Company not before the Separation Date and not later than twenty-one (21) days after the Separation Date. This Supplemental Release must be dated during such 21 day period, and either delivered by hand within such 21-day period, or deposited in the United States mail, with proper first class postage pre-paid, and postmarked by the end of the 21-day period, and in either case addressed to Michael K. McGarrity, President and Chief Executive Officer at Nanosphere, Inc., 4088 Commercial Avenue, Northbrook, Illinois, 60062.

The Employee may revoke this Supplemental Release at any time within seven days after it is signed and delivered to the Company. Any such revocation must be in writing and either delivered by hand within such seven-day period, or deposited in the United States mail, with proper first class postage pre-paid, and postmarked by the end of the seven-day period, and in either case addressed to the same address stated above. In the event Employee exercises Employee’s right of revocation, this Supplemental Release will be null and void, and Employee will not be entitled to receive the Severance Pay, but the remaining provisions of the Release shall remain in full force and effect.

The Employee is hereby advised that he has a period of not less than twenty-one (21) days to consider whether to sign this Supplemental Release, and is advised to consult an attorney with respect to this Supplemental Release.

SUPPLEMENTAL RELEASE

In consideration of his right to receive the Severance Pay described in Section 3 of the Severance Agreement and General Release (the “Release”) between himself and Nanosphere, Inc. (the “Company”), and the other covenants of the Company contained in the Release,                     (“Employee”) hereby reaffirms his release of Claims contained in Section 8 of the Release and his covenant not to sue with respect to such Claims contained in Section 9 of the Release, and agrees that such release and covenant not to sue shall also apply to any Claims (as defined in Section 8 of the Release) that did not exist on the date the Release was signed, but that exist on the date this Supplemental Release is signed.

Employee acknowledges that he has been given twenty-one (21) days to consider whether to sign this Supplemental Release and advised to consult an attorney before deciding whether to sign, that he has the right to revoke this Supplemental Release within seven (7) days after signing it in accordance with the “Instructions” above, and that he will have no right to receive the Severance until such seven-day revocation period has expired.

In all other respects, the Release shall remain in full force and effect.

[NAME]
Dated: , 2013